                            ASSET PURCHASE AGREEMENT




                       CONCERNING THE PRINTER BUSINESS OF

                         TEXAS INSTRUMENTS INCORPORATED



                                    BETWEEN



                         TEXAS INSTRUMENTS INCORPORATED




                                      AND




                              GENICOM CORPORATION





                                 JULY 22, 1996

                                                   ARTICLE I

                                        THE SALE AND PURCHASE OF ASSETS
                                        -------------------------------

         1.1     Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
                 ---------------------------
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                 ---------------
         1.3     Nonassignable Contracts and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                 -----------------------------------
                 (a)      Nonassignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
                          ----------------
                 (b)      Seller to Use Commercially Reasonable Efforts . . . . . . . . . . . . . . . . .    4
                          ---------------------------------------------
                 (c)      If Waivers or Consents Cannot Be Obtained . . . . . . . . . . . . . . . . . . .    5
                          -----------------------------------------

                                                  ARTICLE II

                                                PURCHASE PRICE
                                                --------------

         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 --------------
         2.2     Net Book Value Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 -------------------------
                 (a)      Pre-Closing Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                          ---------------------
                 (b)      Post-Closing Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
                          ----------------------
                 (c)      Adjustment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .    7
                          ----------------------------
         2.3     Allocation of Purchase Price for Tax Purposes  . . . . . . . . . . . . . . . . . . . . .    7
                 ---------------------------------------------
         2.4     Transfer Taxes and Similar Charges . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 ----------------------------------

                                                  ARTICLE III

                                           ASSUMPTION OF LIABILITIES
                                           -------------------------

         3.1     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 -------------------
         3.2     Retained Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 --------------------

                                                  ARTICLE IV

                                                    CLOSING
                                                    -------

         4.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                 -------
         4.2     Deliveries at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                 ---------------------
         4.3     Delivery of Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                 ----------------------------

                                                   ARTICLE V

                                   REPRESENTATIONS AND WARRANTIES OF SELLER
                                   ----------------------------------------

         5.1     Existence and Authority of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 ---------------------------------
         5.2     Consents and Approvals; Absence of Violations  . . . . . . . . . . . . . . . . . . . . .   11
                 ---------------------------------------------

         5.3     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 ---------
         5.4     Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 ----------------------------
                 (a)      Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                          ---------
                 (b)      No Infringement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          ---------------
                 (c)      Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          ----------
         5.5     Capital Equipment and Expensed Assets  . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 -------------------------------------
         5.6     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 ---------
         5.7     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 -------------------
         5.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 ----------
         5.9     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 -------------------
         5.10    Historical Financial Information; Projections  . . . . . . . . . . . . . . . . . . . . .   14
                 ---------------------------------------------
         5.11    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 --------------------------
         5.12    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 -------
         5.13    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 ---------
         5.15    Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 --------

                                                  ARTICLE VI

                                    REPRESENTATIONS AND WARRANTIES OF BUYER
                                    ---------------------------------------

         6.1     Existence and Authority of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 --------------------------------
         6.2     Consents and Approvals; Absence of Violations  . . . . . . . . . . . . . . . . . . . . .   16
                 ---------------------------------------------
         6.3     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 -------
         6.4     Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 ---------
         6.5     Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 --------

                                                  ARTICLE VII

                                              COVENANTS OF SELLER
                                              -------------------

         7.1     Conduct of Business and Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 ----------------------------------
         7.2     Pre-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 ------------------
         7.3     Update to Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 --------------------
         7.4     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 ----------
         7.5     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 ---------------------

                                                 ARTICLE VIII

                                              COVENANTS OF BUYER
                                              ------------------

         8.1     Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 ----------





                                       ii

                                                  ARTICLE IX

                                             ADDITIONAL COVENANTS
                                             --------------------

         9.1     Names, Trademarks, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 ----------------------
         9.2     Preparation of Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 -----------------------------------
         9.3     Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 --------------------
         9.4     Solicitation of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 -------------------------
         9.5     Assignment of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 -----------------------
         9.6     Satisfaction of Conditions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 --------------------------
         9.7     Employee Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 ----------------
         9.8     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 ---------------
         9.9     Agreement Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 ------------------------
         9.10    Epidemic Failure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 ----------------
         9.11    Confidential Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 ----------------------

                                                   ARTICLE X

                                      CONDITIONS TO OBLIGATIONS OF BUYER
                                      ----------------------------------

         10.1    Truth of Representations and Warranties; Compliance with Covenants . . . . . . . . . . .   25
                 ------------------------------------------------------------------
         10.2    No Adverse Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 ----------------------
         10.3    Governmental Consents or Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 ----------------------------------
         10.4    Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 --------------------
         10.5    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 ---------

                                                  ARTICLE XI

                                      CONDITIONS TO OBLIGATIONS OF SELLER
                                      -----------------------------------

         11.1    Truth of Representations and Warranties; Compliance with Covenants . . . . . . . . . . .   26
                 ------------------------------------------------------------------
         11.2    No Adverse Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 ----------------------
         11.3    Governmental Consents or Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 ----------------------------------

                                                  ARTICLE XII

                                         TERMINATION PRIOR TO CLOSING
                                         ----------------------------
         12.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 -----------
         12.2    Procedure and Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 -----------------------------------





                                      iii

                                                 ARTICLE XIII

                                                INDEMNIFICATION
                                                ---------------

         13.1    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 -------------------------
         13.2    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 ------------------------
         13.3    Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 ------------------------------
         13.4    Notice and Defense Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
                 -----------------------------
         13.5    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 ---------
         13.6    Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 ----------------------------
         13.7    Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 ----------------

                                                  ARTICLE XIV

                                                 MISCELLANEOUS
                                                 -------------

         14.1    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                 -------------------
         14.2    Entire Agreement, Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . .   36
                 ----------------------------------------
         14.3    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 ----------------------
         14.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 ------------
         14.5    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 --------
         14.6    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 ------
         14.7    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 -------------
         14.8    Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 ------------------
         14.9    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 --------
         14.10   Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 ----------
         14.11   Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 -------------
         14.12   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 ------------------
         14.13   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 ---------
         14.14   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 ----------
         14.15   Waiver and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 -------------------





                                       iv

Exhibit A - License Agreement


SCHEDULES

Schedule 1.1(a)          -   Capital Equipment
Schedule 1.1(f)          -   Material Contracts
Schedule 1.1(g)          -   Intellectual Property
Schedule 2.2(a)          -   Pre-Closing Statement
Schedule 5.2             -   Seller's Governmental Consents
Schedule 5.10            -   Historical Financial Information; Projections
Schedule 5.13            -   Seller's Knowledge
Schedule 6.2             -   Buyer's Governmental Consents
Schedule 9.1             -   Use of Seller's Name
Schedule 9.7(a)          -   Employees to be Offered Employment by Buyer
Schedule 9.7(b)          -   Employees of Seller Buyer May Recruit
Schedule 10.4            -   Required Consents





                                       v

                            ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into on the 22nd day of July, 1996 by and between TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation with its principal offices in Dallas, Texas ("Seller"), and GENICOM CORPORATION, a Delaware corporation with its principal offices in Chantilly, Virginia ("Buyer").

          WHEREAS, Seller operates a business engaged in the design, development, marketing and sale of travel ticket document printers and readers, monochromatic electrophotographic page printers using laser and LED technologies and printers using serial impact technologies in each case operating at peak speeds of less than or equal to 12 pages per minute and related accessory options, supplies and replaceable parts and components and sub-assemblies for such printers and options (the "Business");

          WHEREAS, on the terms and subject to the conditions contained in this Agreement, Seller desires to sell, transfer, and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of the Purchased Assets (as hereinafter defined); and

          WHEREAS, on the terms and subject to the conditions contained in this Agreement, Seller wishes to assign to Buyer, and Buyer is willing to assume, the Assumed Liabilities (as hereinafter defined).

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, promises and covenants herein contained, and intending to be legally bound hereby, it is hereby agreed by Seller and Buyer as follows:


                                   ARTICLE I

                        THE SALE AND PURCHASE OF ASSETS

          1.1 Sale and Purchase of Assets. On the terms and subject to conditions hereof, at the Closing (as hereinafter defined) Seller shall sell, transfer, and assign to Buyer, and Buyer shall purchase and acquire, all of Seller's right, title and interest in the following assets of Seller, wherever located (collectively, the "Purchased Assets"):

               (a)  Capital Equipment.  The capital equipment listed on
Schedule 1.1(a);

               (b) Expensed Assets. The laptop computers, software, non-capitalized printers, cellular telephones, pagers, calculators and books containing only information not proprietary to Seller (not relating to the Business) used by the employees of Seller who are offered employment with Buyer as contemplated by Sections 9.7(a) and 9.7(b) and the hand tools, miscellaneous manufacturing supplies, and miscellaneous assets of Seller located in Sweden used exclusively in the Business (the "Expensed Assets");

               (c) Accounts Receivable. All accounts receivable of the Business other than accounts receivable on the books of Seller's European operations as of the Closing Date (as hereinafter defined);

               (d) Prepaid Items. All prepaid items, costs and fees listed on the Pre-Closing Statement (as hereinafter defined);

               (e) Inventory. The raw materials, work-in-process, finished goods, stores, spare parts and supplies of the Business as of the Closing Date but excluding the Excluded Inventory (as hereinafter defined) (collectively, the "Inventory");

               (f) Contracts. Subject to Section 1.3, all rights and incidents of interest of Seller or any Subsidiary (as hereinafter defined) of Seller as of the Closing, in and to all contracts, leases, licenses, purchase orders (as vendor and purchaser) and other agreements of Seller or any Subsidiary of Seller relating to the Business as of the date of this Agreement, including those listed on Schedule 1.1(f), and all contracts, leases, licenses, purchase orders (as vendor and purchaser) and other agreements relating to the Business entered into by Seller or any Subsidiary of Seller prior to the Closing in the ordinary course of its operation of the Business, consistent with past practice and with Section 7.1, but excluding contracts, leases, licenses, purchase orders and other agreements fully performed or having expired prior to the Closing (collectively, the "Contracts"), with Schedule 1.1(f) to be updated as of the Closing to reflect the foregoing changes;

               (g) Intellectual Property. All of the trademarks, service marks and trade names listed on Schedule 1.1(g) and the associated goodwill and pending applications therefor and the related common law rights and all of the copyrights, inventions, trade secrets, processes, formulae, software, designs and know-how used exclusively in the Business, including without limitation, the source code used in the printers manufactured and sold in the Business (the "Intellectual Property"); and

               (h) Books and Records. All information and records of Seller related to the Purchased Assets and reasonably required by Seller for the operation of the Business and which do not pertain to areas of Seller's business other than the Business, including without limitation, copies of the workpapers used by Seller to prepare the Pre-Closing Statement (as defined in Section 2.2(b) herein).

          1.2 Excluded Assets. Notwithstanding anything to the contrary provided for in this Agreement, the Purchased Assets shall in no event include the following:





                                       2

               (a) All of the Inventory which has been transferred or consumed by Seller prior to the Closing in the ordinary course of the conduct of the Business consistent with past practice;

               (b) The words and name "Texas Instruments Incorporated" and "TI", and Seller's related monograms, logos, trademarks, trade names, or any variations or combinations thereof;

               (c) United States and foreign patents, trademarks, service marks, trade names, copyrights, technology, know-how, processes, trade secret rights, and claims or interests to or in any of the foregoing, except to the extent included in the Purchased Assets;

               (d) Cash and cash equivalents (other than the deposits and prepayments specifically described in Section 1.1(d)), including marketable securities (on hand or in bank accounts);

               (e)  All contracts of insurance;

               (f) All owned real property, options to acquire real property, real estate leases and leasehold improvements;

               (g) Seller's interest in and to all telephone, telex and telephone facsimile numbers and other directory listings;

               (h) Seller's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller, duplicate copies of such records included in or relating to the Purchased Assets or to the operation or operations of the Business as are necessary to enable Seller to file its tax returns and reports, and any other records or materials relating to Seller generally and not involving or relating to the Purchased Assets or the operation or operations of the Business; and

               (i) The inventory required to complete the manufacture and/or assembly of laser units and the finished goods inventory, prepaid assets and open purchase orders of the Business in each case relating to the microWriter products, the microLaser 600 products, the microLaser Pro products and the microLaser Win/4 products as of the Closing Date (collectively, the "Excluded Inventory").

          1.3  Nonassignable Contracts and Permits.





                                       3

               (a) Nonassignability. To the extent that any Contract to be assigned pursuant to the terms of Section 1.1(f) is not capable of being assigned without the consent, approval or waiver of a third person or entity (including without limitation a governmental or regulatory authority), or if such assignment or attempted assignment would constitute a breach thereof (each a "Nonassignable Contract"), or to the extent that the assignment of any Contract is not practicable because it also relates to an area of Seller's or one of its Subsidiary's business other than the Business (each a "Nonexclusive Contract"), nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 1.3.

               (b) Seller to Use Commercially Reasonable Efforts. Notwithstanding anything contained in this Agreement to the contrary, neither Seller nor any Subsidiary of Seller will be obligated to assign to Buyer any of its rights and obligations in and to any of the Nonassignable Contracts without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that Seller shall use commercially reasonable efforts and will cause its Subsidiaries to use commercially reasonable efforts to obtain all such consents, approvals and waivers prior to the Closing and, if the Closing occurs, will use commercially reasonable efforts and will cause its Subsidiaries to use commercially reasonable efforts after the Closing Date (as hereinafter defined) to obtain all such consents, approvals and waivers. Buyer will cooperate with Seller and its Subsidiaries in their efforts to obtain all required consents, approvals and waivers, provided, however, none of Buyer, Seller or any Subsidiary of Seller will be required to incur any liability or pay any consideration in connection therewith. As to the Nonexclusive Contracts, Seller shall use commercially reasonable efforts and will cause its Subsidiaries to use commercially reasonable efforts to effect an assignment of rights with respect to the parts of such Nonexclusive Contract that relate exclusively to the Business (if practicable) or, alternatively, to enter into new agreements with respect to the parts of each Nonexclusive Contract that relate exclusively to the Business.

               (c) If Waivers or Consents Cannot Be Obtained. To the extent that all consents, approvals and waivers required pursuant to the Nonassignable Contracts are not obtained by Seller or its Subsidiaries or to the extent that any partial assignment of rights or new agreement with respect to the Nonexclusive Contracts cannot be effected as described in Section 1.3(b), after the Closing Seller and its Subsidiaries shall use commercially reasonable efforts to (i) provide to Buyer the financial and business benefits of each Nonassignable Contract and each Nonexclusive Contract (as it relates to the Business) and (ii) enforce, at the request of Buyer, for the account of Buyer, any rights of Seller or any Subsidiary of Seller arising from any such Contract (including without limitation the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer, it being understood that such right to elect termination shall not be applicable to any Nonexclusive Contract unless and to the extent such termination may be effected solely as to the portion thereof relating to the Business). Buyer covenants and agrees with Seller that Buyer shall use commercially





                                       4
reasonable efforts to perform any portion of a Nonassignable Contract the financial and business benefits of which are being provided to Buyer in accordance with clause (i) of the preceding sentence to the same extent required of Seller or any Subsidiary of Seller in such contract (i.e., in the same (or as near as practicable) manner and time, and with the same quality, required of Seller or any Subsidiary of Seller).


                                   ARTICLE II

                                 PURCHASE PRICE

          2.1 Purchase Price. In consideration of the conveyance to Buyer of the Purchased Assets, Buyer shall deliver to Seller the Purchase Price (as hereinafter defined) and assume the Assumed Liabilities (as hereinafter defined). At the Closing, Buyer will pay to Seller an aggregate cash amount equal to Thirty Million Dollars ($30,000,000) (the "Unadjusted Purchase Price"), subject to adjustment pursuant to Section 2.2 (as adjusted, the "Purchase Price").

          2.2  Net Book Value Adjustment.

               (a) Pre-Closing Statement. (i) At least two business days prior to the Closing Date, Seller shall furnish to Buyer a statement of Seller (the "Pre-Closing Statement"), prepared as of a date no earlier than June 30, 1996, reflecting Seller's good faith estimate of the Net Book Value of the Business (as hereinafter defined) immediately prior to the Closing (the "Net Book Value Estimate") and such supporting schedules as reasonably requested by Buyer. For purposes of illustration only, attached hereto as Schedule 2.2(a) is a statement of Seller reflecting the Net Book Value of the Business as of March 31, 1996. Buyer and Seller agree that the Pre-Closing Statement shall be in form consistent with Schedule 2.2(a).

                         (ii)      Based on the Pre-Closing Statement, if the
amount equal to the Net Book Value Estimate minus $20 million (the "Net Book Value Adjustment") is a positive number, then the Unadjusted Purchase Price shall be increased by such amount. If the Net Book Value Adjustment is a negative number, the Unadjusted Purchase Price shall be reduced by such amount (expressed as a positive number).

               (b) Post-Closing Statement. (i) As soon as practicable, but in no event more than 90 days after the Closing Date, Buyer shall furnish Seller a statement (the "Post-Closing Statement") reflecting the Net Book Value of the Business immediately prior to the Closing (the "Closing Net Book Value") prepared in accordance with Seller's Accounting Policies (as hereinafter defined). In connection with the preparation of the Post-Closing Statement, a physical inventory of the Business shall be taken as of midnight of the day before the Closing Date. Representatives of Buyer and Seller shall participate jointly in conducting the physical inventory. No transactions (receipt or shipment) shall be executed by Seller after such physical inventory.

                         (ii)      Within 30 days after the delivery of the
Post-Closing Statement to Seller, Seller shall either accept the amount of the Proposed Closing Differential (as hereinafter defined) as reflected on the Post-Closing Statement as correct or object to the Proposed Closing Differential, specifying in reasonable detail in writing the nature of its objection(s). In the event Seller does not object to the Proposed Closing Differential within said 30-day period, Seller shall be deemed to have accepted the Proposed Closing Differential as the Closing Differential. In the event Seller objects to the Proposed Closing Differential, then, during a 15-day period subsequent to the receipt by Buyer of notice of Seller's objection(s), Buyer and Seller shall attempt in good faith to resolve the differences respecting such Proposed Closing Differential. In the event Buyer and Seller are unable to resolve their differences within said 15-day period, the parties agree that the matter shall be submitted to Price Waterhouse L.L.P., whose determination shall be final and binding upon the parties. The costs and expenses of such firm of certified public accountants shall be borne equally by Buyer and Seller. During the period from the date of delivery of the Post-Closing Statement to Seller through the date of resolution of any dispute regarding the Proposed Closing Differential as contemplated by this Section 2.2(b)(ii), Buyer shall provide Seller and its agents and representatives reasonable access during normal business hours to the books, records (including those supplemental schedules prepared by Buyer in connection with preparation of the Post-Closing Statement), facilities and employees of Buyer for purposes relevant to the review of such Post-Closing Statement and the resolution of any related dispute.

               (c) Adjustment of Purchase Price. Based on the Post-Closing Statement, within three (3) days after the final determination of the Closing Differential, the Purchase Price shall be adjusted as follows: if the amount of the Closing Differential is a positive amount, then the Purchase Price shall be adjusted upward by an amount equal to the Closing Differential. In such case, Buyer shall pay to Seller the increase of the Purchase Price resulting from such adjusted Purchase Price by wire transfer of immediately available funds. Conversely, if the amount of the Closing Differential is a negative amount, then the Purchase Price shall be adjusted downward by an amount equal to the Closing Differential (expressed as a positive amount), which amount shall be paid by Seller to Buyer by wire transfer of immediately available funds.

          2.3 Allocation of Purchase Price for Tax Purposes. Buyer and Seller agree to consult with each other with respect to the allocation of the Purchase Price and the amount of the Assumed Liabilities to the Purchased Assets; provided, however, that nothing in this Section 2.3 shall be deemed to obligate either Buyer or Seller to agree on such allocation.





                                       6

          2.4 Transfer Taxes and Similar Charges. All recordation, transfer and documentary taxes and fees and all excise, sales and use taxes (collectively, "Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby, shall be borne by the party that customarily pays such taxes in similar transactions. Any Transfer Taxes imposed or levied by reason of, in connection with or attributable to the transfer of any Purchased Asset from an Affiliate of Seller to Seller prior to the Closing, shall be borne by Seller.


                                  ARTICLE III

                           ASSUMPTION OF LIABILITIES


          3.1 Assumed Liabilities. At the Closing, Buyer will assume and thereafter pay, perform, or otherwise discharge, as and when the same shall become due and payable, and hold Seller harmless from the following obligations and liabilities (the "Assumed Liabilities"):

               (a) all liabilities and obligations of Seller in respect of the Business accrued or reserved for on the Pre-Closing Statement and remaining unpaid and undischarged on the Closing Date;

               (b) all liabilities and obligations of Seller arising in the ordinary course of the Business between the date of the Pre-Closing Statement and the Closing Date other than accounts payable on the books of Seller's European operations, to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Post-Closing Statement;

               (c) all liabilities and obligations arising from product warranty claims in respect of sales of products by the Business prior to the Closing; provided, however, Buyer shall not assume, and shall not have any liability for, product liability claims or product warranty claims arising from an Epidemic Failure (as hereinafter defined) in each case arising from the operation of the Business prior to the Closing; and

               (d) subject to Section 1.3, all liabilities and obligations of Seller under the Contracts other than payment and performance of obligations payable or dischargeable prior to the Closing.

Other than as set forth in this Section 3.1, Buyer shall assume no liabilities from Seller whether known or unknown, absolute or contingent, accrued or unaccrued or due or to come due.





                                       7

          3.2 Retained Liabilities. Other than as set forth in Section 3.1 above, all debts, liabilities and obligations of Seller or arising from the operation of the Business prior to the Closing (including without limitation, product liability claims, product warranty claims relating to Epidemic Failure and environmental claims) shall continue after the Closing to be the debts, liabilities and obligations of Seller (collectively, the "Retained Liabilities").


                                   ARTICLE IV

                                    CLOSING

          4.1 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Seller, 13500 North Central Expressway, Dallas, Texas (or at such other place as the parties may designate), at 9:00 a.m. (Dallas, Texas time) on or before August 31, 1996 or such later date as the conditions specified in Articles X and XI are fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is effected is referred to in this Agreement as the "Closing Date."

          4.2  Deliveries at Closing.  At the Closing:

               (a) Seller shall deliver to Buyer the items described in clauses (i) through (ix) below:

                         (i)       a Bill of Sale, in form and substance
reasonably satisfactory to Buyer and Seller (the "Bill of Sale"), executed by Seller;

                         (ii)      an Assignment and Assumption Agreement, in
form and substance reasonably satisfactory to Buyer and Seller (the "Assignment Agreement"), executed by Seller;

                         (iii)     a Trademark Assignment, in form and
substance reasonably satisfactory to Buyer and Seller (the "Trademark Assignment");

                         (iv)      a Sales Agency Agreement, substantially in
the form previously agreed to by the parties (the "Sales Agency Agreement"), executed by Seller;

                         (v)       a Transition Master Services Agreement,
substantially in the form previously agreed to by the parties (the "Transition Services Agreement"), executed by Seller;





                                       8

                         (vi)      a License Agreement, substantially in the
form of Exhibit A hereto (the "License Agreement"), executed by Seller;

                         (vii)     a Certificate, dated the Closing Date, in
the form described in Section 10.1, executed by Seller;

                         (viii)    evidence that the party signing this
Agreement on behalf of Seller is authorized to do so; and

                         (ix)      all other documents, certificates,
instruments or writings reasonably requested by Buyer in connection herewith.

               (b) Buyer shall deliver to Seller the items described in clauses (i) through (ix) below:

                         (i)       the Purchase Price described in Section 2.1
above by wire transfer of immediately available funds;

                         (ii)      the Assignment Agreement, executed by Buyer;

                         (iii)     the Trademark Assignment, executed by Buyer;

                         (iv)      the Sales Agency Agreement, executed by
Buyer;

                         (v)       the Transition Services Agreement, executed
by Buyer;

                         (vi)      the License Agreement, executed by Buyer;

                         (vii)     a Certificate, dated the Closing Date, in
the form described in Section 11.1, executed by Buyer;

                         (viii)    evidence that the party signing this
Agreement on behalf of Buyer is authorized to do so; and

                         (ix)      all other documents, certificates,
instruments or writings reasonably requested by Seller in connection herewith.

               (c) The Bill of Sale, Assignment Agreement, Trademark Assignment, Sales Agency Agreement, Transition Services Agreement and License Agreement shall constitute, collectively, the "Collateral Agreements."





                                       9

          4.3 Delivery of Purchased Assets. Title to the Purchased Assets shall pass to Buyer as of Closing at the applicable places of business of Seller. Following the Closing, Seller will deliver to Buyer full possession and control of the Purchased Assets (it being understood that title to the Purchased Assets will pass to Buyer, but unless Buyer directs otherwise after the Closing, any Purchased Assets held by suppliers or contractors shall not be required to be delivered to Buyer at the Closing). All tangible assets constituting a part of the Purchased Assets located at Seller's places of business will, unless Seller and Buyer otherwise agree, be delivered to Buyer's place of business by means of delivery jointly determined by Seller and Buyer, and Buyer will bear the cost of such delivery.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

          5.1 Existence and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the full corporate power and authority to carry on the Business as now conducted, to enter into this Agreement and the Collateral Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Collateral Agreements by Seller have been duly and validly authorized by all necessary corporate proceedings on the part of Seller. This Agreement constitutes and, when executed and delivered, the Collateral Agreements will constitute, the legal, valid and binding obligations of Seller or, as applicable, a Subsidiary of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.2  Consents and Approvals; Absence of Violations.

               (a) Except as set forth in Schedule 5.2, no notification, authorization, consent or approval of, or notice to, or filing or registration with, any Governmental Authority (as hereinafter defined) is required to be obtained or given or waiting period required to expire as a condition to Seller's execution of this Agreement or the Collateral Agreements and the performance of its obligations hereunder and thereunder other than (i) filings with the FTC (as hereinafter defined) and the DOJ (as hereinafter defined)





                                       10
pursuant to the HSR Act (as hereinafter defined) and (ii) notifications, authorization, consents, approvals, notices, filings or registrations which the failure to obtain or make, in the aggregate, would not be reasonably likely to have a Material Adverse Effect (as hereinafter defined).

               (b) Neither Seller's execution and delivery of this Agreement or of the Collateral Agreements, nor Seller's performance of its obligations hereunder or thereunder, will (i) violate any provision of, or result in the acceleration of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any obligation, or permit any person to terminate, modify or cancel the rights of Seller or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any Purchased Assets under any provision of any mortgage, lien, agreement, license or other obligation to which Seller is a party, or by which Seller is bound, or to which Seller's assets are subject, (ii) violate any provision of the certificate of incorporation or by-laws of Seller, or (iii) violate any Laws or any judgment, order, or decree of any Governmental Authority to which Seller is subject, except for such defaults, violations, accelerations, and liens which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          5.3 Contracts. All material contracts (as hereinafter defined) of Seller relating to the Business, and all open purchase orders relating to the Business (in the case of Schedule 1.1(f) attached to this Agreement as of its preparation date, such list having been prepared as of July 16, 1996 and in the case of Schedule 1.1(f) delivered at the Closing, such list having been prepared as of a date not more than 5 business days prior to the Closing Date) are set forth on Schedule 1.1(f) hereto. The Contracts are valid, legal and binding obligations of Seller, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor (to the knowledge of Seller) any other party to any Contract is in breach of any Contract except for breaches which, in the aggregate, are not reasonably likely to have a Material
Adverse Effect.   Except as set forth on Schedule 1.1(f), no consent is
required under any contract, lease, license, purchase order or other agreement listed on Schedule 1.1(f) in connection with the consummation of the transactions contemplated by this Agreement except for consents which the failure to obtain, in the aggregate, is not reasonably likely to have a Material Adverse Effect. At the Closing, the updated list of Contracts on
Schedule 1.1(f) will include all Material Contracts to which Seller is a party relating exclusively to the Business. For purposes of this Section 5.3 only, the term "Seller" shall mean Seller or a Subsidiary of Seller, as applicable. The open purchase orders of the Business listed on Schedule 1.1(f) are consistent with (i) the forecasts of the Business as of the date such orders were placed (except in the case of lifetime buys), (ii) normal lead times, and
(iii) normal transportation times.





                                       11

          5.4  Intellectual Property Rights.

               (a) Ownership. To the knowledge of Seller, Seller owns the Intellectual Property and has the rights to sell, assign, transfer and deliver such Intellectual Property as contemplated herein.

               (b) No Infringement. To the knowledge of Seller, the Intellectual Property does not conflict with or infringe, and no one has asserted to Seller in writing that such rights conflict with or infringe, any proprietary rights, owned, possessed or used by any third party except for such instances of infringement that are not reasonably expected to have a Material Adverse Effect. There are no claims, disputes, actions, proceedings, suits or appeals pending against Seller with respect to any Intellectual Property or any Licensed Patent (as hereinafter defined) (other than those, if any, with respect to which service of process or similar notice may not yet have been made on Seller), and to the knowledge of Seller, none has been threatened against Seller except for such claims, disputes, actions, proceedings, suits or appeals which are not reasonably expected to have a Material Adverse Effect. Seller makes no representation as to the commercial value of any of the Intellectual Property or any Licensed Patent.

               (c) Disclaimer. Except as specifically provided above, no warranty or representation by Seller is made that making, having made, selling, or using the Intellectual Property or any Licensed Patent will be free from infringement of patents or other intellectual property rights of others nor shall any representation or warranty be construed as an agreement by Seller to bring or prosecute actions or suit against third parties for infringement or conferring any right to bring or prosecute actions or suit against third parties for infringement.

          5.5 Capital Equipment and Expensed Assets. All Capital Equipment listed on Schedule 1.1(a) and all the Expensed Assets are in reasonably good condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put or designed to be put. At the Closing, Buyer will acquire good title to all of the Capital Equipment and Expensed Assets free and clear of all liens, claims and encumbrances. The Capital Equipment and Expensed Assets included in the Purchased Assets include all of the material manufacturing equipment and expensed assets necessary to produce the products of the Business as such products have been produced by Seller prior to the Closing.

          5.6 Inventory. The Inventory reflected on the Pre-Closing Statement or acquired since the date thereof was acquired or produced and has been maintained in the ordinary course of the conduct of the Business. At the Closing, Buyer will acquire good and marketable title to the Inventory, free and clear of all liens, claims and encumbrances.





                                       12

          5.7 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Pre-Closing Statement or arising since the date thereof are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the operation of the Business. The allowance for collection losses on the Pre-Closing Statement will have been determined in accordance with Seller's Accounting Policies. At the Closing, Buyer will acquire good title to the accounts receivable included in the Purchased Assets, free and clear of all liens, claims and encumbrances.

          5.8 Litigation. There are no legal, administrative, arbitration, investigatory, or other proceedings, or any other claims asserted in writing, pending or, to Seller's knowledge, threatened against the Business or directly affecting any of the Purchased Assets except for proceedings and claims which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no product liability lawsuits, claims or other proceedings pending or, to Seller's knowledge, threatened relating to the Business except for claims, lawsuits or other proceedings which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          5.9 Compliance with Law. To Seller's knowledge, the Purchased Assets and their use by Seller and the sale of products of the Business by Seller comply with all applicable Laws except for instances of noncompliance which in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          5.10 Historical Financial Information; Projections. Schedule 5.10 contains certain information regarding the historical revenues, expenses, assets and liabilities of the Business (the "Historical Information"). The Historical Information has been derived from the books and records of Seller and prepared on a basis consistent with Seller's Accounting Policies. Seller's Accounting Policies are consistent with GAAP. To Seller's knowledge, such Historical Information does not contain any material omissions, inaccuracies or misstatements and are not expected to differ materially from the financial statements to be prepared pursuant to Section 9.2. There are no material reserves related to the Business reflected in the consolidated financial statements of Seller for corresponding periods that are not reflected in the
Historical Financial Information.   The financial projections included in
Schedule 5.10 were prepared as of May 9, 1996 based on assumptions considered as of that date to be reasonable by the management of the Business with respect to the future operations of the Business and based on the good faith judgment of the management of the Business. Seller makes no representation or warranty as to the accuracy of any of such financial projections.

          5.11 No Material Adverse Change. Since December 31, 1995, Seller has not suffered any material change in the results of operations, assets or financial condition of the





                                       13
portion of the Business not related to the design, development, marketing and sale of laser printer hardware.

          5.12 Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection herewith, based on any agreement or understanding with Seller or any action taken by Seller.

          5.13 Knowledge. As used in this Article V, the terms "to Seller's knowledge" and "to the knowledge of Seller" shall mean the actual knowledge of the persons listed on Schedule 5.13 after due inquiry.

          5.14 Employee Plans. Each employee plan of Seller in which the employees listed on Schedule 9.7(a) or Schedule 9.7(b) participate and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has heretofore been determined by the Internal Revenue Service to so qualify. To the knowledge of Seller, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such employee plan to fail to qualify under
Section 401(a) of the Code.

          5.15 Reliance. The representations and warranties of Buyer contained in this Agreement constitute the sole and exclusive representations and warranties of Buyer to Seller in connection with this Agreement and the transactions contemplated hereby, and Seller acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Buyer.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

          6.1 Existence and Authority of Buyer. Buyer is a corporation validly existing and in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and the Collateral Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer have been duly authorized by all necessary corporate proceedings on the part of Buyer. The Agreement constitutes, and when executed





                                       14
and delivered, the Collateral Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.2  Consents and Approvals; Absence of Violations.

               (a) Except as set forth in Schedule 6.2, no notification, authorization, consent or approval of, or notice to, any Governmental Authority is required to be obtained or given or waiting period required to expire as a condition to Buyer's execution of this Agreement or of the Collateral Agreements and the performance of its obligations hereunder and thereunder other than filings with the FTC and the DOJ pursuant to the HSR Act.

               (b) Neither Buyer's execution and delivery of this Agreement or of the Collateral Agreements, nor Buyer's performance of its obligations hereunder and thereunder, will (i) except as set forth in Schedule 6.2, violate any provision of, or result in the acceleration of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any obligation under, or permit any person to terminate, modify or cancel the rights of Buyer under, any provision of any mortgage, lien, agreement, license or other obligation to which Buyer is a party, or by which Buyer is bound, or to which Buyer's assets are subject, (ii) violate any provision of the charter or by-laws of Buyer, or (iii) violate any provisions of Laws or any judgment, order, or decree of any court or governmental agency to which Buyer is subject.

          6.3 Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith based on any agreement or understanding with Buyer or any action taken by Buyer.

          6.4 Financing. Buyer has delivered to Seller a true and complete copy of an executed commitment letter dated July 22, 1996 from NationsBank which commitment letter is in form and substance satisfactory to Seller.

          6.5 Reliance. The representations and warranties of Seller contained in this Agreement constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with this Agreement and the transactions contemplated hereby, and Buyer acknowledges that all other representations and warranties are specifically disclaimed and may





                                       15
not be relied upon or serve as a basis for a claim against Seller. BUYER ACKNOWLEDGES THAT SELLER DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE PURCHASED ASSETS, OR ANY OF THEM, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF
MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.


                                  ARTICLE VII

                              COVENANTS OF SELLER

          7.1 Conduct of Business and Compliance. Except as otherwise agreed to by Buyer, which agreement shall not be unreasonably withheld or delayed, or as otherwise contemplated hereby, Seller covenants and agrees that, between the date hereof and the Closing, Seller shall:

               (a) conduct the Business generally in its customary and usual manner, including without limitation engaging in marketing efforts at a level substantially consistent with the financial projections included in Schedule 5.10;

               (b) use, operate, repair and maintain all property included in the Purchased Assets in a commercially reasonable manner consistent with Seller's past practice;

               (c) use commercially reasonable efforts to maintain in full force and effect all Contracts, permits and other obligations, in all material respects, which are related to the Business;

               (d) use commercially reasonable efforts to retain and preserve the relationships with and the goodwill of, the present and potential customers, suppliers and employees of the Business and others having business relations with the Business;

               (e) promptly advise Buyer in writing of the commencement of, and of any known threat to commence, any suit, claim, action, arbitration, legal or administrative proceeding, governmental investigation, or tax audit against the Business or which involve the Purchased Assets;

               (f)  comply in all material respects with all applicable Laws;





                                       16

               (g) not enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000 not in the ordinary course of Seller's conduct of the Business; and

               (h) not enter into any agreement with any Affiliate of Seller not in the ordinary course of Seller's conduct of the Business.

          7.2 Pre-Closing Access. Prior to Closing, Seller shall give the employees, attorneys and accountants of Buyer and the employees of Atlantic Design Company, Inc. ("ADC"), at Buyer's reasonable request, reasonable access during normal business hours to the personnel, properties, books, contracts, reports and records (including financial information) relating to the Business in order that Buyer may have the opportunity to make such investigation as it desires of the affairs of the Business and to furnish Buyer and ADC with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Business, that Buyer may reasonably request, but subject to such reasonable limitations as may be imposed by Seller. The rights of Buyer and ADC under this Section 7.2 shall not be exercised in such a manner as to interfere with Seller's operation of the Business. Seller shall have no duty hereunder to provide access to Buyer or ADC to any information as to which Seller owes any third party a duty of confidentiality without such third party's prior written consent; provided, however, that Seller agrees to use commercially reasonable efforts to obtain such consents with respect to Material Contracts as soon as practicable after the date hereof. Prior to the Closing, Seller shall use commercially reasonable efforts to assist Buyer in verifying the assembly instruction documentation used in the Business.

          7.3 Update to Disclosure. From time to time prior to the Closing, Seller will supplement or amend the disclosure schedules delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such disclosure schedules or which is necessary to correct any information in such disclosure schedules which has been rendered inaccurate thereby. If the Closing occurs, Buyer waives any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment.

          7.4 Compliance. Seller covenants and agrees that between the date hereof and the Closing, Seller shall not take any action that would cause the representations and warranties made by Seller herein not to be true and correct, in all material respects, as of the Closing without the prior written consent of Buyer.

          7.5 Acquisition Proposals. From and after the date of this Agreement, Seller shall not, nor shall it authorize or permit any officer, director or employee of, or any





                                       17
investment banker, attorney, accountant or other representative retained by, Seller to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for or offer to acquire in any manner a substantial portion of the Purchased Assets.


                                  ARTICLE VIII

                               COVENANTS OF BUYER

          8.1 Compliance. Buyer covenants and agrees that between the date hereof and the Closing, Buyer shall not take any action that would cause the representations and warranties made by Buyer herein not to be true and correct, in all material respects, as of the Closing without the prior written consent of Seller.


                                   ARTICLE IX

                              ADDITIONAL COVENANTS


          9.1 Names, Trademarks, Etc. Buyer and its affiliates will revise trademarks and product literature, change signage and stationery and otherwise discontinue use of the names "TEXAS INSTRUMENTS INCORPORATED," "TI" and variations thereof (collectively, the "TI Trade Names") as promptly as practicable after the Closing; provided, however, that Buyer may consume the Inventory, stationery and similar supplies on hand or on order as of the Closing which contain TI Trade Names thereon; provided that to the extent practicable, such items are overstamped or otherwise appropriately indicate that the Business is then being conducted by Buyer. Buyer shall be permitted to utilize the TI Trade Names solely as set forth on Schedule 9.1 in connection with products of the Business for the life of such products to the extent Buyer's utilization thereof is accurate. Except as expressly provided in this
Section 9.1, Buyer shall not be permitted to use the TI Trade Names in any manner.

          9.2 Preparation of Financial Statements. Seller shall, as soon as practicable following the date of this Agreement, provide to Ernst & Young, LLP, on a confidential basis, such financial information as required to determine the periods for which historical financial statements of the Business will be required to be filed by Buyer with the SEC pursuant to the provisions of Rule 3-05(b) of Regulation S-X promulgated by the SEC. The parties acknowledge that financial statements have never been prepared and are not currently available for the Business. Buyer shall, as soon as practicable following the date of this





                                       18

Agreement, advise Seller of the form and content of the audited and unaudited historical financial statements and other financial data of the Business required by Buyer to comply with its filing obligations with the SEC under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including Regulation S-X) in connection with the consummation of the transactions contemplated hereby (the "Financial Statements"). Seller shall cause the Financial Statements to be prepared and delivered to Buyer as soon as practicable and in any event within 60 days following such notice so as to enable Buyer to timely file the Financial Statements with the SEC. The Financial Statements will conform to the requirements of the Exchange Act as set forth in the notice of Buyer. Buyer shall pay all fees and expenses of Ernst & Young, LLP in connection with the preparation and audit of the Financial Statements.

          9.3 Government Approvals. Each of Buyer and Seller will use commercially reasonable efforts to obtain and to cooperate with the other party in obtaining, all authorizations, consents, orders and approvals of any Governmental Authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement. Promptly following the execution of this Agreement, Seller and Buyer shall each file (i) a Premerger Notification and Report Form and all documentary attachments thereto to be filed with the FTC and the DOJ pursuant to the HSR Act and (ii) any notices required (if any) under the laws of Belgium. Buyer shall pay all filing fees required by the HSR Act in connection with the transactions contemplated by this Agreement. Seller and Buyer shall file any additional information requested by the FTC, the DOJ or any Belgian governmental agency in connection with this Agreement or the transactions contemplated hereby as soon as practicable after receipt of any request for such information. Neither Seller nor Buyer shall unreasonably take or fail to take any action which reasonably could be expected to have the effect of delaying, impairing or impeding the receipt of any authorizations, consents, orders and approvals of any Governmental Authority (including without limitation approval under the HSR
Act) as contemplated by this Section 9.3. Buyer and Seller agree that any filing fee required to be paid in connection with any filing with any Belgian governmental agency shall be paid one-half by Seller and one-half by Buyer.

          9.4 Solicitation of Employees. For a period of twenty-five months following the Closing Date, Buyer and Seller will not solicit for employment or hire, employ or otherwise retain any employee of the other party or any of the individuals listed on Schedule 9.7(a), including such listed individuals who refuse an offer of employment by Buyer; provided, however, that, (i) Buyer shall have the right to solicit for employment and employ any individual listed on Schedule 9.7(a) or Schedule 9.7(b), (ii) neither party shall be prohibited from general employment advertising, and (iii) Buyer's restrictions under this
Section 9.4 shall relate solely to employees of Seller employed in the Business prior to the Closing who do not accept employment with Buyer.





                                       19

          9.5 Assignment of Contracts. Seller shall cause its Subsidiaries, as appropriate, to transfer to Buyer ownership of the Purchased Assets, including without limitation to assign (subject to Section 1.3) their respective rights and obligations under the Contracts as necessary to consummate the transactions contemplated by this Agreement in accordance with its terms.

          9.6 Satisfaction of Conditions. Each of Buyer and Seller will use commercially reasonable efforts in good faith to satisfy promptly all conditions required hereby to be satisfied by such party and take such other actions as may be necessary in order to consummate the transactions contemplated by this Agreement.

          9.7  Employee Matters.

               (a) At or prior to the Closing, Buyer will offer employment to the individuals listed on Schedule 9.7(a) (such employment to become effective immediately after 12:01 a.m. Dallas, Texas time on the Closing Date (the "New Employment Start Date") and to be contingent upon the consummation of the transactions contemplated by this Agreement). Employment will be offered (i) beginning on the New Employment Start Date at base salary rates not less than the current base salary rates as of July 1, 1996 for such individuals and (ii) at a location designated by Buyer not more than 50 miles from such individual's place of employment prior to the Closing (although the offer need not guarantee continued employment within such geographic area).

               (b) Seller shall terminate the employment of the domestic employees listed on Schedule 9.7(a) on and as of the Closing Date, such termination to be deemed effective as of 12:00 midnight Dallas, Texas time immediately preceding the Closing Date. Buyer will hire, on an "at will" basis and subject to Buyer's terms, conditions and policies of employment, if any, each of the individuals listed on Schedule 9.7(a) who are terminated by Seller on the Closing Date pursuant to the immediately preceding sentence and accept employment with Buyer. Seller shall permit Buyer to recruit the employees listed on Schedule 9.7(b).

               (c)  Buyer will provide to all domestic employees listed on
Schedule 9.7(a) or (b) who accept Buyer's offer of employment extended pursuant to Section 9.7(a) or (b) above, employee benefits equivalent to such benefits provided generally to all employees of Buyer, subject to the special terms set forth in Sections 9.7(d), (e) or (f). Buyer will provide to all international employees listed on Schedule 9.7(a) who accept Buyer's offer of employment extended pursuant to Section 9.7(a) above, employee benefits and other terms and conditions of employment at least identical to those provided to such employees by Seller as of July 1, 1996, to the extent that Buyer is in a position to provide an identical benefit and, where Buyer's provision of an identical benefit is impracticable or impossible in the case of programs





                                       20
such as stock option plans and profit sharing programs, Buyer will provide a program of comparable value (comparability to be determined to the reasonable satisfaction of Seller and with a view to providing Seller with a successful defense to any allegation or claim that such employees might make for severance or termination indemnity); provided, however, that Buyer does not warrant that any such defense will be successful.

               (d) Domestic employees listed on Schedule 9.7(a) or Schedule 9.7(b) who accept Buyer's offer of employment at the Closing will generally be treated as new hires for purposes of Buyer's employee benefits except as follows:

                         (i) Medical and life insurance: Pre-existing conditions clause will be waived. HMO will be provided for Temple employees. The cost to employees will be the same as with Seller until December 31, 1996. Thereafter, the cost to employees shall be the same as for other employees of Buyer.

                         (ii)      Retiree medical insurance:  None.

                         (iii)     401(k) Plan:  Buyer will accept transfer
of employee accounts and loans from Seller's tax-qualified 401(k) plan. That transfer shall be made in accordance with applicable law. Employees will be immediately eligible to participate in Buyer's 401(k) plan effective as of the New Employment Start Date and will be fully vested in employer contributions when made as if they were fully vested existing employees of Buyer.

                         (iv) Drug screening: Pre-employment drug screening shall be waived by Buyer.

                         (v) Vacation: Employees accepting employment with Buyer shall be treated as new hires by Buyer and will receive additional benefits as described in subparagraph (f) below.

                         (vi) Severance: Employees accepting employment with Buyer shall be treated as new hires by Buyer and will receive alternative benefits as described in subparagraph (e) below.

                         (vii)     Tuition plan:  Waiting period for
     participation will be waived by Buyer.


                        (viii) Bonus: Employees shall participate in Buyer's bonus plan for the third and fourth quarter of 1996. Seller shall pay accrued bonus through



                                       21

     Closing Date. Buyer shall pay the retention bonuses payable pursuant to subparagraph (e) below.

          (e) Seller will accrue a liability on the Pre-Closing Statement of $500,000 (the "Severance/Retention Pool"). In the event any domestic employee of Seller who accepts employment with Buyer is terminated by Buyer (for reasons other than just cause) during the two year period immediately following the Closing, such employee will be eligible for a severance payment equal to the amount that would have been paid to such individual at the time of his/her employment termination by Seller had such individual been entitled to a severance payment at that time. Buyer will not provide such employee with any other post-termination benefits except as required by law. Any transferred employee who remains employed by Buyer on the second anniversary of the Closing will be paid a retention bonus equal to 20% of their then current annual base salary. After the second anniversary of Closing, Buyer will calculate the total amount of all severance payments and retention bonuses paid by Buyer under this subparagraph and paid by Seller to direct manufacturing employees of Seller pursuant to the terms of the Transition Services Agreement. If such total is less than the Severance/Retention Pool amount, Buyer will pay the difference to Seller.

               (f) Seller will accrue a liability on the Pre-Closing Statement equal to the aggregate actual vacation days accrued by all employees accepting employment with Buyer (not to exceed 20 days of vacation for any one employee). All such employees shall receive cash compensation from Seller upon the termination of their employment in respect of any vacation days in excess of 20 days. Buyer will recognize the vacation days for which such liability is accrued. Any of the carryover vacation which has not been taken by December 31, 1997 will be paid to employees in cash by Buyer. Any vacation days carried over from an employee's employment with Seller shall be used prior to an employee's use of any vacation days attributable to such employee's employment with Buyer.

          9.8 Confidentiality. Each of Buyer and Seller agrees that, unless and until the transactions contemplated hereby shall have been consummated, the Nondisclosure Agreement dated January 29, 1996, as amended to date, between Buyer and Seller shall remain in full force and effect.

          9.9  Agreement Not to Compete.

          (a) Subject to the provisions of the Sales Agency Agreement, Seller agrees that it will not, and it will not permit any of its subsidiaries to, engage, directly or indirectly, in the Protected Business (as hereinafter defined) for a period of five years after the Closing Date; provided, however, that nothing herein shall preclude Seller or any subsidiary thereof from (i) owning an equity interest of 5% or less in any publicly traded company, (ii) acquiring after the date hereof an equity interest in any entity which, together with its subsidiaries, derives 25%





                                       22
or less of its consolidated revenues from the Protested Business (a "Competitive Acquisition"), (iii) manufacturing and/or selling subassemblies or components for or to others who may compete with the Business, or (iv) manufacturing and/or selling printers, subassemblies and components based on Seller's Digital Micromirror Device (as hereinafter defined). In the event of a Competitive Acquisition, Seller agrees to use its commercially reasonable efforts to divest, or to cause its subsidiaries to divest, that portion of the acquired business engaged in the Protected Business (the "Competing Business") within twenty-four (24) months after the consummation of the Competitive Acquisition. If, after such efforts, the acquiring party is unable to dispose, or to cause the disposition, of the Competing Business, then the parties hereto will cooperate in good faith to develop a plan mutually satisfactory to Buyer and Seller to eliminate or minimize, to the extent permitted by law, the potential that the acquiring party and Buyer (or any successor thereto) shall be engaged in competitive activities. Except as set forth in this Section 9.9(a), Seller does not intend to limit its or its subsidiaries current or future business activities, whether or not such activities are competitive with those of Buyer. For purposes of this Section 9.9(a), the term "Protected Business" means the design, development, marketing and sale of travel ticket document printers and readers, monochromatic electrophotographic page printers using laser and LED technologies and printers using serial impact technologies in each case operating at peak speeds of less than or equal to 18 pages per minute and related accessory options, supplies and replaceable parts for such printers and options.

          (b) The parties recognize the broad scope of Section 9.9(a), but agree that Buyer would not have entered into this Agreement in the absence of the foregoing covenant not to compete. Moreover, the parties agree that the terms of such covenant are reasonable in light of Buyer's plans for the Protected Business, which Buyer has discussed with Seller. If, as a result of a dispute between the parties as to this covenant, a court refuses to enforce this noncompetition agreement for any reason, the parties shall request such court to reform this covenant (for purposes of application in the jurisdiction in which such dispute arises) to the extent necessary to permit its enforcement.

          9.10 Epidemic Failure. In the event that any product of the Business sold by Seller prior to the Closing is the subject of any Epidemic Failure (which consequently constitutes a Retained Liability), Buyer agrees that it shall accept the return of all such products from the purchasers thereof and shall deal with such purchasers at Seller's sole expense (including the wholesale cost of replacing the defective products or the internal cost of Buyer in repairing such defective products, plus the shipping and handling costs associated with the delivery of the defective products to Buyer from the customer and the delivery of the replacement or repaired product to the customer by Buyer). Buyer shall invoice Seller in accordance with its customary billing practices for the costs contemplated by this Section 9.10 and Seller shall remit the appropriate payment to Buyer in accordance with Buyer's customary payment practices.





                                       23

          9.11 Confidential Treatment. Buyer agrees to seek confidential treatment under Rule 24b-2 promulgated under the Exchange Act for this Agreement and any Collateral Agreement Buyer proposes to file with the SEC. Prior to the proposed filing of any such agreements, Buyer shall (i) give Seller reasonable prior written notice of such proposed filing, (ii) seek confidential treatment for those portions of such agreements reasonably requested by Seller, (iii) use reasonable efforts to secure such confidential treatment, and (iv) to the extent and for such period as confidential treatment is secured, hold all such information in strict confidence.


                                   ARTICLE X

                       CONDITIONS TO OBLIGATIONS OF BUYER

               The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer.

          10.1 Truth of Representations and Warranties; Compliance with Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct, in all material respects, at and as of the Closing, and Seller shall have performed and complied with, in all material respects, all the covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing and Buyer shall have received a certificate signed by a duly authorized employee of Seller certifying to the matters set forth in this Section 10.1.

          10.2 No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Authority shall have been rendered against, Buyer or Seller and no Law shall have been enacted which renders unlawful, restrains or prohibits as of the Closing Date, the consummation of the transactions contemplated by this Agreement in accordance with its terms or which could reasonably be expected to limit Buyer's ownership or control of the Purchased Assets.

          10.3 Governmental Consents or Approvals. All applicable waiting periods under the HSR Act and applicable Belgian antitrust laws (if any) shall have expired or been terminated.





                                       24

          10.4 Third Party Consents. Seller shall have obtained and shall have delivered to Purchaser all third-party consents to the assignment of the Contracts listed on Schedule 10.4.

          10.5 Employees. Buyer shall have received acceptances of employment offers from all of the employees designated as Code 1 employees on Schedule 9.7(a), at least 75% of the employees designated as Code 2 employees on Schedule 9.7(a), at least 80% of the employees designated as Code 3 employees on Schedule 9.7(a), at least 60% of the employees designated as Code 4 employees on Schedule 9.7(a) and at least 50% of the employees designated as Code 5 employees on Schedule 9.7(b).


                                   ARTICLE XI

                      CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with such conditions may be waived by Seller:

          11.1 Truth of Representations and Warranties; Compliance with Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct, in all material respects, at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied with, in all material respects, all the covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing and Seller shall have received a certificate of the President or any Vice President of Buyer certifying to the matters set forth in this Section 11.1.

          11.2 No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Authority shall have been rendered against, Buyer or Seller and no Law shall have been enacted which renders unlawful, restrains or prohibits, as of the Closing Date, the consummation of the transactions contemplated by this Agreement in accordance with its terms.

          11.3 Governmental Consents or Approvals. All applicable waiting periods under the HSR Act and applicable Belgian antitrust laws (if any) shall have expired or been terminated.





                                       25

                                  ARTICLE XII

                          TERMINATION PRIOR TO CLOSING

          12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a)  by mutual consent of Buyer and Seller;

          (b)  by either Buyer or Seller:

                         (i) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                         (ii) if the Closing shall not have occurred on or before September 30, 1996; provided, however, that (A) each of Seller and Buyer shall have the right, in its sole discretion, to extend the time period in this Section 12.1(b)(ii) an additional thirty (30) days and (B) the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                         (iii) if a material default or breach shall be made by the other with respect to the due and timely performance of any of its covenants or agreements contained herein, or in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within thirty (30) days (or, if such material breach or default shall first be discovered by the party entitled to assert such breach or default on or after September 1, 1996, then by September 30, 1996) after written notice to the other specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction.

          12.2 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 12.1, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:





                                       26

          (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of the Nonsolicitation Agreement dated June 13, 1996, between Buyer and Seller (the "Nonsolicitation Agreement"), Section 9.8, this
Section 12.2 and the proviso of Section 12.1(b)(ii) shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                  ARTICLE XIII

                                INDEMNIFICATION

          13.1 Indemnification by Seller. Seller will indemnify and hold harmless Buyer, its subsidiaries and affiliates, and each of their respective officers, directors, shareholders, employees and agents from and against:

               (a)  Any and all Retained Liabilities;

               (b) Any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Buyer may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) arise out of or are based upon the breach of any representation or warranty of Seller set forth herein;

               (c) Any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Buyer may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) arise out of or are based upon the breach of any covenant or agreement of Seller set forth herein;

               (d) Any and all brokers' or similar fees or commissions in connection herewith, based on any understanding with Seller or any action taken by Seller;

               (e) Any and all losses and costs which Buyer may suffer or incur, insofar as such losses and costs arise out the inability of Buyer to collect (in the ordinary course and within 180 days of the Closing Date) the accounts receivable reflected on the Post-Closing Statement and owed by Trans Capital Sdn. Bhd. and IEC Electronics Corporation;

               (f) Up to $500,000 in costs which Buyer may incur insofar as such costs arise out of severance payments actually made by Buyer to Michel DuRang; and

               (g) Any and all legal and other expenses reasonably incurred by Buyer or any of its officers, directors, or controlling persons in connection with investigating, defending, or prosecuting any of the matters referred to in paragraph (a), (b), (c), (d), (e), or (f) above (or actions or claims in respect thereof) whether or not resulting in any loss, liability, damage, cost, or obligation.

          13.2 Indemnification by Buyer. Buyer will indemnify and hold harmless Seller, its subsidiaries and affiliates, and each of their respective officers, directors, shareholders, employees and agents from and against:

               (a)  Any and all Assumed Liabilities;

               (b) Any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Seller may suffer or incur, insofar as such losses, liabilities, damages, costs or obligations (or actions or claims in respect thereof) arise out of or are based upon the breach of any representation or warranty of Buyer set forth herein;

               (c) Any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Seller may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) arise out of or are based upon the breach of any covenant or agreement of Buyer set forth herein;

               (d) Any and all brokers' or similar fees or commissions in connection herewith, based on any understanding with Buyer or any action taken by Buyer;

               (e) Any and all losses, liabilities, damages, costs and obligations (or actions or claims in respect thereof) which Seller may suffer or incur, insofar as such losses, liabilities, damages, costs, or obligations (or actions or claims in respect thereof) arise out of or are based upon Buyer's conduct of the Business from and after the Closing; and

               (f) Any and all legal and other expenses reasonably incurred by Seller or any of its officers, directors, or controlling persons in connection with investigating, defending, or prosecuting any of the matters referred to in paragraph (a), (b), (c), (d), or (e) above (or actions or claims in respect thereof) whether or not resulting in any loss, liability, damage, cost, or obligation.

          13.3 Limitations on Indemnification.





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               (a)  Notwithstanding any other provision hereof or any
applicable Law, no Indemnified Party (as hereinafter defined) will be entitled to make a claim against an Indemnifying Party (as hereinafter defined) under
Section 13.1(b) or Section 13.2(b), as applicable, unless and until the aggregate amount of indemnifiable losses incurred under Section 13.1(b) or
Section 13.2(b), as applicable, exceeds $200,000 (the "Deductible"), in which event the Indemnified Party will be entitled to make a claim against the Indemnifying Party only to the extent the amount of such indemnifiable losses exceeds such Deductible.

               (b) Neither Indemnifying Party shall be liable for indemnification payments under Section 13.1(b) or Section 13.2(b) to the extent such aggregate indemnification payments by such Indemnifying Party exceed $10 million.

               (c) The representations and warranties of Seller and of Buyer contained in this Agreement shall survive the Closing until the expiration of one year from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

               (d) The right to indemnification in respect of breaches of representations and warranties hereunder shall be unaffected by any investigation conducted by or knowledge obtained by Buyer prior to the Closing; provided, however, if the Closing occurs, no claim for indemnification may be asserted under Section 13.1(b) with respect to any matter discovered by or known to Buyer on or before the date hereof or as provided in Section 7.3 unless such matter was disclosed to Seller immediately upon its discovery by Buyer.

               (e) Notwithstanding anything to the contrary herein contained, except in the case of the termination of this Agreement in violation of Article XII, neither Buyer nor Seller shall be liable under Section 13.1(b) or Section 13.2(b) for any special, consequential, incidental or indirect damages (including without limitation loss of profit) whether or not such party has been advised of the possibility of such loss, however caused and on any theory of liability arising out of the transactions contemplated by this Agreement or any document, instrument or agreement contemplated hereby, it being understood that this exclusion includes liability that may arise out of third-party claims.

               (f) Anything to the contrary contained herein notwithstanding, Buyer and Seller agree that if a claim may reasonably be asserted under Section 13.1(b) or 13.2(b), as the case may be, or under a subsection which is not subject to the limitations contained in this Section 13.3, then the party seeking indemnification may assert such claim under such subsection not subject to any limitations; provided, however, that the assertion of any such





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claim under a subsection not subject to any limitations will not be deemed to be determinative as to whether such claim is or is not subject to the limitations contained in this Section 13.3.

          13.4 Notice and Defense Procedures.

               (a) Whenever any claim shall arise or any proceeding shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article XII, such person (the "Indemnified Party") shall promptly notify (in no event later than ten business days after receipt of such notice) the person against whom such indemnity may be sought (the "Indemnifying Party") thereof in writing, including, when known, the facts constituting the basis for such claim or proceeding and the amount or an estimate of the amount of the indemnified liability arising therefrom (such notification being the "Claims Notice"). In addition, each party hereto hereby agrees to provide to the other party written notification and copies of communication from third parties received or made by such parties relating to any matter subject to any indemnification hereunder. The failure by an Indemnified Party to timely furnish to the Indemnifying Party any notice or copy required to be furnished under this Section 13.4(a) shall not relieve the Indemnifying Party from any responsibility for the matters relating to such notice or copy, unless such failure adversely prejudices the ability of the Indemnifying Party to defend such matter.

               (b) In connection with any claim giving rise to indemnity hereunder arising out of any claim or legal proceeding by any person who is not an Indemnified Party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, elect to assume the defense of any such claim or legal proceeding. If the Indemnifying Party has so elected to assume the defense of any such claim or legal proceeding, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party has elected to assume the defense of any claim or legal proceeding as provided herein, the Indemnified Party shall not be entitled to indemnification as to fees and expenses of any counsel retained by the Indemnified Party after the time at which the Indemnifying Party has so elected. The Indemnified Party shall not settle or compromise any indemnified liability without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. In the event that the Indemnifying Party shall so assume such defense, it shall not compromise or settle any such claim, action, or suit unless (i) the Indemnified Party gives its prior written consent, which shall not be unreasonably withheld, or (ii) the terms of the compromise or settlement of such claim, action, or suit provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party, and the compromise or settlement discharges all rights against the Indemnified Party with respect to such claim, action, or suit. If a firm offer is made to





                                       30
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


settle a pending or threatened claim, action or proceeding for which the Indemnified Party may be entitled to indemnification hereunder and which involves only the payment of money damages and the Indemnifying Party desires to accept and agree to such offer, Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnifying Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim will not exceed the amount of such settlement offer. The Indemnified Party will cooperate with the defense of any such claim, action, or suit and will provide such personnel, technical support, and access to information as may be reasonably requested by the Indemnifying Party in connection with such defense.

          13.5 Insurance. The amount of any liability for which an Indemnified Party shall be entitled to indemnification shall take into consideration the amount of insurance or other third party proceeds, if any, actually received by the Indemnified Party in respect of such liability, and such amount of insurance proceeds shall not be included in any calculation of the maximum aggregate amount of indemnification as set forth in Section 13.3(a). Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the loss to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and the Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

          13.6 Adjustment to Purchase Price. Buyer and Seller agree that any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price.

          13.7 Exclusive Remedy. Buyer and Seller agree that, to the fullest extent permitted by law, the sole and exclusive remedy of Buyer and Seller after the Closing with respect to any claim or cause of action asserted by Buyer or Seller relating to or arising from breaches of the representations, warranties or covenants of the other party contained in this Agreement or any document, list, schedule, exhibit, certificate or other instrument furnished or to be furnished by or on behalf of such other party or any of its representatives in connection with the transactions contemplated by this Agreement shall be limited to the rights of Buyer and Seller under, and shall be subject to the terms and conditions of, this Article XIII.


                                  ARTICLE XIV

                                 MISCELLANEOUS





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          14.1 Certain Definitions.  For purposes of this Agreement, the term:

          "Affiliate" as used herein shall have the meaning given it in Rule 12b-2 of Regulation 12B under the Exchange Act.

          "Closing Differential" as used herein shall mean the Proposed Closing Differential with such revisions, adjustments and changes thereto, if any, as shall be effected pursuant to Section 2.2(b)(ii).

          "Digital Micromirror Device" as used herein shall mean a Semiconductive Apparatus wherein addressable and movable radiation reflecting members comprise a substantial portion of the device, including, by way of illustration, electrostatically controllable, deformable or deflectable mirrors.

          "DOJ" as used herein shall mean the Antitrust Division of the United States Department of Justice.

          "Epidemic Failure" as used herein shall mean (i) common or similar defects in more than three percent (3%) of products of the same type, discovered in any shipment or series of shipments of such products, or in the installed base of such products; or (ii) a consistent pattern of replacement rates that does NOT meet Mean Time Between Failure (MTBF) and/or specified life expectancy of printers, options, supplies, or spare parts.

          "FTC" as used herein shall mean the Federal Trade Commission.

          "GAAP" as used herein shall mean United States generally accepted accounting principles.

          "Governmental Authority" as used herein shall mean any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

          "HSR Act" as used herein shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

          "Laws" as used herein shall mean the provisions of any law, rule, ordinance or regulation.

          "Licensed Patents" as used herein shall mean the patents licensed on a non-exclusive basis to Buyer pursuant to the License Agreement.





                                       32
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          "Material Adverse Effect"  as used herein shall mean a material adverse effect on the results of operation, assets or financial condition of the Business.

          "Material Contracts" means all contracts (other than purchase orders) which have a remaining term in excess of one year or under which Seller paid or received more than $25,000 in fiscal 1995 or under which Seller reasonably expects to pay or receive more than $25,000 in fiscal 1996.

          "Net Book Value of the Business" shall mean Purchased Assets minus Assumed Liabilities determined in accordance with Seller's Accounting Policies.

          "Proposed Closing Differential" as used herein shall mean, as reflected in the Post-Closing Statement, the amount (whether a positive or negative number) equal to (i) the Closing Net Book Value minus the Net Book Value Estimate.

          "Seller's Accounting Policies" as used herein shall mean Seller's standard accounting policies and procedures, which policies and procedures are consistent with GAAP and applied on a basis consistent with past practice.

          "Semiconductive Apparatus" as used herein shall mean:

                    (i)       a semiconductive element; or

                    (ii) a semiconductive element and one or more films of conductive, semiconductive or insulating material formed on a surface or surfaces of said element, said film or films comprising one or more conductors, active or passive electrical circuit elements, or any combination thereof; or

                    (iii)     a unitary assembly consisting of one or more of
(i), one or more of (ii), or any multiple of (i) and (ii), having a fixed permanent physical relationship established therebetween; or

                    (iv)      a unitary assembly consisting of (i), (ii) or
(iii), and one or more thin film devices having a fixed permanent physical relationship established therebetween.

          Such apparatus includes, if provided therewith as a part thereof, supporting means, terminal members, conductors or equivalent interconnecting members, housing means or unitary therewith, and such apparatus further includes, if provided therewith as part thereof, the electrical circuits constituted thereby and integrally included therein.





                                       33
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



          "Subsidiary" as used herein shall have the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

          14.2 Entire Agreement, Schedules and Exhibits.

               (a) This Agreement, together with the Collateral Agreements and other Schedules and Exhibits attached hereto, contains the entire understanding of the parties relating to the subject matter contained herein, and this Agreement cannot be changed or terminated orally and supersedes all prior agreements and understandings relating to the subject matter hereof, other than that certain nondisclosure agreement dated January 29, 1996, as amended to date, between Seller and Buyer which shall remain in full force and effect and the Nonsolicitation Agreement which shall remain in effect until the Closing. After the Closing, the Nonsolicitation Agreement shall be superseded by Section
9.4 of this Agreement.

               (b) The Schedules and Exhibits to this Agreement shall be construed with and as integral parts of this Agreement to the same extent as if they were set forth verbatim herein.

          14.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          14.4 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

          14.5 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          14.6 Notice. Any notice, request, instruction, other communications or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, telecopied or sent by recognized overnight delivery service, and shall be deemed given when so delivered personally, telecopied (with appropriate confirmation of receipt) or received, as follows:

          If to Buyer, to:         Genicom Corporation
                                   14800 Conference Center Drive
                                   Suite 400, Westfields
                                   Chantilly, Virginia  20151
                                   Attention:  Chief Executive Officer
                                   Telecopier: (703) 802-8618





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          with copies to:          McGuire, Woods, Battle & Boothe, L.L.P.
                                   901 E. Cary Street
                                   Richmond, Virginia  23219
                                   Attention:     Jane Whitt Sellers
                                   Telecopier: (804) 775-1061

          and if to Seller, to:    Texas Instruments Incorporated
                                   7839 Churchill Way
                                   P.O. Box 650311, M/S 3995
                                   Dallas, Texas  75265
                                   Attention:  Charles D. Tobin
                                   Telecopier:  (214) 917-3804

          with copies to:          Texas Instruments Incorporated
                                   P.O. Box 655474, M/S 241
                                   Dallas, Texas  75265
                                   Attention:  Richard J. Agnich, Esq. and
                                             Richard L. Thurston, Esq.
                                   Telecopier:  (214) 995-3511

or at such other address for a party as shall be specified by like notice.

          14.7 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

          14.8 Invalid Provisions. If any provision of this Agreement or any Collateral Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement or any Collateral Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement or such Collateral Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement or such Collateral Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and
(d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement or such Collateral Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.





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          14.9 Expenses.  Each of the parties hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

          14.10 Bulk Sales. Buyer waives compliance by Seller with the provisions of the so-called bulk sales Law of any jurisdiction; provided, however, that Seller will indemnify, defend and hold harmless Buyer in respect of any indemnifiable loss (without regard to Section 13.3 hereof) relating to, resulting from or arising out of Seller's failure to so comply with such Laws in connection with the transitions contemplated by this Agreement.

          14.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

          14.12 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement. For a period of 180 days after the Closing, Seller shall use commercially reasonable efforts to assist Buyer in the transition of the Business from Seller to Buyer. Seller shall use commercially reasonable efforts to implement the provisions of this Agreement relating to the transfer of Intellectual Property to Buyer. To that end, Seller agrees that immediately following the Closing, or such other date as the parties may mutually agree, to deliver to Buyer or its permitted assign the Intellectual Property on such media as the parties shall mutually agree. Thereafter, should Buyer discover that the delivery of Intellectual Property was incomplete, or that any item or items of the Intellectual Property delivered is incomplete or unusable as a result of the media, it shall notify Seller, which shall promptly replace or furnish the requested Intellectual Property.

          14.13 Publicity. Any general notices, releases, statements or communications to the general public or the press relating to this Agreement and the transactions contemplated hereby shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided, however, that the parties hereto shall be entitled to issue such press releases and to make such public statements as are, in the opinion of its legal counsel, required by applicable law in which case the other party shall be advised and the parties will use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Once information has been made available to the general public in accordance with this Agreement, this section shall no longer apply to such information.





                                       36
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          14.14 Assignment.  Neither this Agreement nor any of the parties'
rights hereunder shall be assignable to any other person without the prior written consent of the other party hereto. Any assignment in violation of this
Section 14.14 shall be null and void and of no force and effect. Notwithstanding the foregoing, (i) Buyer may assign all or part of its rights and obligations under this Agreement to a Subsidiary of Buyer and (ii) Seller may assign all or part of its rights and obligations under this Agreement to a Subsidiary of Seller; provided, however, in no event shall any assignment relieve the assigning party of any of its obligations under any provision of this Agreement.

          14.15 Waiver and Remedies. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Any such waiver will be in writing and will be executed by such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





                                       37

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


     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                              SELLER:

                              TEXAS INSTRUMENTS INCORPORATED


                              By:  Pallab K. Chattergee
                                   ---------------------------------------------
                              Name:  Pallab K. Chattergee
                                     -------------------------------------------
                              Title:  President, Personal Productivity Products
                                      ------------------------------------------



                              BUYER:

                              GENICOM CORPORATION


                              By:  Paul T. Winn
                                   ---------------------------------------------
                              Name:  Paul T. Winn
                                     -------------------------------------------
                              Title:  President and Chief Executive Officer
                                      ------------------------------------------





                                       38
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